                                                                     Exhibit 99G

                     FEDERAL DEPOSIT INSURANCE CORPORATION

                            Washington, D.C.  20429


                                   FORM F-4


Quarterly Report Under Section 13 of the Securities Exchange Act of 1934 for the Quarter Ended March 31, 1997.

FDIC Insurance Certificate Number 12984.


                             THE PEOPLES STATE BANK
                (Exact name of bank as specified in its charter)

                                  Pennsylvania
         (State or other jurisdiction of incorporation or organization)

                                   23-0962860
                      (I.R.S. Employer Identification No.)

                   100 East King Street, Post Office Box 1000
                           East Berlin, Pennsylvania
                    (Address of principal executive offices)

                                     17316
                                   (Zip Code)

           Bank's telephone number including area code (717) 259-9510

                                 Not Applicable
               (Form name, former address and former fiscal year,
                         if changed since last report)

          Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for
the past 90 days.  Yes  X   No
                      ----    ----

          Indicated the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date 1,472,048, as of April 9, 1997.


                               Page 1 of 15 Pages
                             (Including Appendices)

                            THE PEOPLES STATE BANK

                                   FORM F-4

                     For the Quarter Ended March 31, 1997



                                     INDEX
                                     -----

PART I.  FINANCIAL INFORMATION                             PAGE
------------------------------                             ----
Item 1.  Financial Statements

     Balance Sheets - March 31, 1997 and
     December 31, 1996                                       3

     Statements of Income - Three months ended
     March 31, 1997 and 1996                                 4

     Statements of Cash Flows - Three months ended
     March 31, 1997 and 1996                                 5

     Statements of Shareholders' Equity                      6

     Notes to Financial Statements
     March 31, 1997                                          7

     Supplemental Information                                8

Item 2.  Management's Discussion and Analysis of
     Financial Condition and Results of Operations
     March 31, 1997 vs. March 31, 1996                       9

PART II  OTHER INFORMATION
--------------------------
Item 5.  Other Information                                  13

Item 6.  Exhibits and Reports on Form F-3                   13

Exhibit 11.  Computation of Earnings per Common Share       14

SIGNATURES                                                  15
----------

THE PEOPLES STATE BANK
BALANCE SHEETS (Unaudited)

                                                                         March 31,                   December 31,
                                                                            1997                         1996
                                                                     -------------------         ---------------------
ASSETS                                                                                 ($ in 000's)
 Cash and due from banks                                                         $4,830                        $7,152
 Federal funds sold                                                               1,085                           109
 Investment securities (market value--
   March 31, 1997 - $54,582
   December 31, 1996 - $48,557)                                                  54,582                        48,557

 Loans:
   Total loans                                                                  164,092                       158,231
   Less reserve for loan losses                                                  (2,995)                       (2,763)
                                                                     -------------------         ---------------------
       Net loans                                                                161,097                       155,468
 Premises and equipment                                                           4,397                         4,120
 Recoverable federal income taxes
 Other real estate owned                                                            295                           532
 Other assets                                                                     4,099                         3,117
                                                                     -------------------         ---------------------

       TOTAL ASSETS                                                            $230,385                      $219,055
                                                                     ===================         =====================

LIABILITIES

 Deposits:
   Non-interest bearing                                                         $11,236                        $9,887
   Interest bearing                                                             176,597                       169,459
                                                                     -------------------         ---------------------
       Total deposits                                                           187,833                       179,346
 Short-term borrowings                                                            2,459                         5,283
 Long-term debt                                                                  20,876                        15,881
 Accrual for investment security purchases                                                                      1,000
 Other liabilities                                                                1,200                         1,205
                                                                     -------------------         ---------------------
       TOTAL LIABILITIES                                                        212,368                       202,715

SHAREHOLDERS' EQUITY
 Common stock, par value $1 per share;
   20,000,000 shares authorized, 1,471,833 and
   1,361,099 issued and outstanding at March 31,
   1997 and December 31, 1996, respectively                                       1,472                         1,361
 Surplus                                                                         14,745                        13,061
 Retained earnings                                                                2,369                         2,013
 Net unrealized gain(loss) on investments
       available-for-sale                                                          (569)                          (95)
                                                                     -------------------         ---------------------
       TOTAL SHAREHOLDERS' EQUITY                                                18,017                        16,340
                                                                     -------------------         ---------------------
       TOTAL LIABILITIES AND
            SHAREHOLDERS' EQUITY                                               $230,385                      $219,055
                                                                     ===================         =====================

THE PEOPLES STATE BANK
STATEMENTS OF INCOME (Unaudited)


                                                              Three months
                                                             ended March 31,
                                                        1997                  1996
                                                        ----                  ----
                                                    (in 000's, except per share data)
INTEREST INCOME
 Interest and fees on loans                                $3,409                $2,738
 Interest on federal funds sold                                62                    22
 Investment securities:
   Taxable                                                    762                   545
   Exempt from federal income tax                              46                    38
                                                   ---------------        --------------
                                                              808                   583
                                                   ---------------        --------------
       TOTAL INTEREST INCOME                                4,279                 3,343

INTEREST EXPENSE
 Deposits                                                   2,050                 1,689
 Interest on borrowed funds                                   316                   107
                                                   ---------------        --------------

       TOTAL INTEREST EXPENSE                               2,366                 1,796
                                                   ---------------        --------------
       NET INTEREST INCOME                                  1,913                 1,547
PROVISION FOR LOAN LOSSES                                     150                   150
                                                   ---------------        --------------
       NET INTEREST INCOME  AFTER
        PROVISION FOR LOAN LOSSES                           1,763                 1,397

OTHER INCOME
 Service charges on deposit accounts                           58                    42
 Gain (loss) on sale of
     loans and securities                                      77                    61
 Other income                                                 100                    68
                                                   ---------------        --------------
       TOTAL OTHER INCOME                                     235                   171

OTHER EXPENSES
 Salaries and employee benefits                               696                   616
 Occupancy expenses                                            74                    70
 Furniture and equipment                                      137                   105
 Loss(gain) on sale of other real estate owned                (12)                  (20)
 Repossession and collection costs                              1                    48
 Other                                                        365                   307
                                                   ---------------        --------------
                                                            1,261                 1,126
                                                   ---------------        --------------

       INCOME BEFORE INCOME TAXES                             737                   442

PROVISION FOR INCOME TAXES                                    258                   161
                                                   ---------------        --------------

       NET INCOME                                            $479                  $281
                                                   ===============        ==============


PER SHARE DATA (Restated for the seven percent stock dividend paid May 10, 1996).
 Net income                                                 $0.35                 $0.22
 Dividends paid                                              0.09                  0.07
 Book value                                                 12.24                 11.08


THE PEOPLES STATE BANK
STATEMENTS OF CASH FLOWS (Unaudited)

                                                                            Three months ended March 31,
                                                                       1997                          1996
                                                                -------------------          ---------------------
                                                                                   (in 000's)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

OPERATING ACTIVITIES
Net income (loss) for the year                                             $    479                       $    281
Adjustments to reconcile net income (loss)
  to net cash provided by (used in) operating activities
   Depreciation and amortization                                                 87                             70
   Provision for loan losses                                                    150                            150
   (Gain) loss on sale of loans and investments                                 (77)                           (60)
   Net amortization (accretion) on investments                                   37                             33
   Net loss(gain) on sale of other real estate owned                            (12)                           (20)
   Change in other assets and liabilities                                    (2,302)                          (815)
                                                                -------------------          ---------------------

      NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES                                              (1,638)                          (361)

INVESTING ACTIVITIES
 Net (increase) decrease in investment securities                            (6,459)                        (1,565)
 Net (increase) decrease in loans                                            (5,779)                        (8,773)

 Capital expenditures                                                           200                            370
                                                                -------------------          ---------------------
      NET CASH PROVIDED BY (USED IN)
           INVESTING ACTIVITIES                                             (12,038)                        (9,968)

FINANCING ACTIVITIES
 Net increase(decrease) in deposits                                           8,487                          6,232
 Net increase(decrease) in borrowed funds                                     2,171                          1,310
 Dividends paid                                                                (123)                           (93)
 Proceeds from issuance of common stock                                       1,795                            177
                                                                -------------------          ---------------------

      NET CASH PROVIDED BY (USED IN)
        FINANCING ACTIVITIES                                                 12,330                          7,626
                                                                -------------------          ---------------------
      NET INCREASE (DECREASE) IN CASH
        AND CASH EQUIVALENTS                                                 (1,346)                        (2,703)

Cash and cash equivalents at beginning of year                                7,261                          5,660
                                                                -------------------          ---------------------
Cash and cash equivalents at end of year                                   $  5,915                       $  2,957
                                                                ===================          =====================

THE PEOPLES STATE BANK
STATEMENTS OF SHAREHOLDERS' EQUITY (Unaudited)

                                                                   Common                        Retained          Unrealized
                                                     Shares         Stock          Surplus       Earnings             Loss
                                                     ------         -----          -------       --------             ----
                                                              ($ in 000's, except number of shares)
BALANCE AT JANUARY 1, 1996                         1,153,523        1,154           9,906          2,458               78

Stock dividend                                        81,392           81           1,251         (1,332)

Stock issuance                                        99,431           99           1,492

Stock issued through Dividend
   Reinvestment and Stock Purchase Plan               26,754           27             412

Net income                                                                                         1,352

Net unrealized gain(loss) on investments
   available-for-sale                                                                                                (173)

Cash dividends                                                                                      (465)
                                                 -------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996                       1,361,100        1,361          13,061          2,013              (95)

Stock issuance                                       104,527          105           1,588

Stock issued through Dividend
   Reinvestment and Stock Purchase Plan                6,206            6              96

Net income                                                                                           479

Net unrealized gain(loss) on investments
   available-for-sale                                                                                                (474)

Cash dividends                                                                                      (123)
                                                 -------------------------------------------------------------------------

BALANCE AT MARCH 31, 1997                          1,471,833       $1,472         $14,745         $2,369            ($569)
                                                 =========================================================================

THE PEOPLES STATE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 1997

NOTE A--BASIS OF PRESENTATION

In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report for the year ended December 31, 1996.

The Bank paid interest and income taxes of $2,055,000 and $110,000 for the first three months of 1997; $1,730,000 and $43,873 the first three months of 1996, respectively.


NOTE B--NON-PERFORMING LOANS (in 000's)

Information with respect to non-accrual loans, other loans contractually past due ninety days or more as to interest or principal payments and restructured loans are as follows:

                                    March 31,    December 31,
                                      1997           1996
                                    ---------    ------------

     Non-accrual loans                $2,072        $1,844

     Accruing loans past due
       90 days or more                    23            41

     Restructured loans                  279           277
                                      ------        ------

     Total non-performing loans        2,374         2,162

     Other real estate owned             295           532
                                      ------        ------


     Total non-performing assets     $ 2,669       $ 2,694
                                      ======        ======


Non-accrual loans are those on which the collectibility of the full amount of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. The non-accrual amounts are net of charge downs of $173,000 and $157,000 as of March 31, 1997 and December 31, 1996, respectively. Interest on non-accrual loans is recognized only as received or at a reduced rate.

SUPPLEMENTAL INFORMATION-UNAUDITED
AVERAGE BALANCE SHEETS, INTEREST, AND INTEREST RATES
($ IN 000'S)

                                             Quarter ended                                Quarter ended
                                             March 31, 1997                               March 31, 1996
                                             --------------------------------------       -----------------------------------
                                             Average                        Yield/        Average                     Yield/
Interest earning assets:                     Balance         Interest        Rate         Balance      Interest       Rate
                                             --------        ---------       -----        --------     ---------      -----
    Loans                                    $159,921           $3,409        8.53%       $126,163        $2,738       8.68%
    Investments: Taxable                       46,759              762        6.52%         34,817           545       6.26%
                 Tax Exempt                     3,124               46        5.89%          2,569            38       5.92%
    Short-term Investments                      4,741               62        5.23%          1,786            22       4.93%
                                            ---------        ---------      ------       ---------       -------    -------
       Total                                  214,545            4,279        7.98%        165,335         3,343       8.09%
       Tax Exempt Adjustment                                        31                                        31
                                                             ---------                                   -------
                                                                 4,310        8.04%                        3,374       8.16%
Non-Interest earning assets:
    Cash and Due from Banks                     3,799                                        2,632
    Premises and equipment                      4,275                                        4,124
    Other assets                                3,733                                        2,757
    Less Reserve for losses                    (2,849)                                      (2,425)
                                            ---------                                    ---------
       Total                                 $223,503                                     $172,423
                                             ========                                     ========


Interest Bearing Liabilities:
    Savings deposits                          $66,437             $588        3.54%        $42,900          $314       2.93%
    Time deposits                             106,852            1,461        5.47%        100,381         1,375       5.48%
    Short-term borrowings                       2,215               24        4.33%          1,659            22       5.30%
    Long-term debt                             20,729              293        5.65%          5,469            85       6.22%
                                            ---------        ---------      ------       ---------       -------    -------
       Total                                  196,233            2,366        4.82%        150,409         1,796       4.78%

Non-interest bearing deposits:
    Demand deposits                             9,462                                        7,421
    Other                                       1,165                                          493
    Shareholders' equity                       16,843                                       14,100
                                            ---------                                    ---------
                                             $223,503                                     $172,423
                                             ========                                     ========

Net Interest Earnings                                           $1,913                                    $1,547
                                                                ======                                    ======

Net Annualized Yield On Earning Assets                                        3.57%                                    3.74%
                                                                              =====                                    =====

     Tax Equivalent Yield On Earning Assets                     $1,944        3.62%                       $1,578       3.82%
                                                                ======        =====                       ======       =====

                                             Year ended
                                             December 31,1996
                                             --------------------------------------
                                             Average                        Yield/
Interest earning assets:                     Balance         Interest        Rate
                                             --------        ---------       -----

     Loans                                   $142,116          $12,152       8.55%
     Investments: Taxable                      35,394            2,233       6.31%
                  Tax Exempt                    1,327               77       5.80%
     Short-term Investments                     4,233              220       5.20%
                                            ---------        ---------  ---------
        Total                                 183,070           14,682       8.02%
        Tax Exempt Adjustment                                       55
                                                             ---------
                                                                14,737       8.05%
Non-Interest earning assets:
     Cash and Due from Banks                    3,169
     Premises and equipment                     4,083
     Other assets                               2,968
     Less Reserve for losses                   (2,543)
                                            ---------
        Total                                $190,747
                                             ========


Interest Bearing Liabilities:
     Savings deposits                         $53,398           $1,778       3.33%
     Time deposits                            104,000            5,670       5.45%
     Short-term borrowings                      2,086              102       4.89%
     Long-term debt                             6,971              431       6.18%
                                            ---------        ---------  ---------
        Total                                 166,455            7,981       4.79%

Non-interest bearing deposits:
     Demand deposits                            8,680
     Other                                        929
     Shareholders' equity                      14,683
                                            ---------
                                             $190,747
                                             ========

Net Interest Earnings                                           $6,701
                                                                ======

Net Annualized Yield On Earning Assets                                       3.66%
                                                                             =====

      Tax Equivalent Yield On Earning Assets                    $6,756       3.69%
                                                                ======       =====

Restructured loans are those whereby a debtor was granted a concession in the interest rate or a concession in other terms of the original loan agreement due to the financial difficulties of the debtor.


Part I - Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS

FINANCIAL CONDITION
-------------------

The Bank's financial condition can be examined in terms of developing trends in its sources and uses of funds. These trends are the result of both external environmental factors, such as changing economic conditions, regulatory changes and competition, and internal environmental factors such as Management's evaluation as to the best use of funds under these changing conditions.

                                         Balance         Increase (Decrease)
                                     March 31, 1997    since December 31, 1996
                                     ---------------  -------------------------
                                       (in 000's)
FUNDING SOURCES:                                         Amount          %
                                                         ------         ---

Deposits and borrowed funds:

 Non-interest bearing                      $ 11,236        $ 1,349        13.6
 Interest bearing                           176,597          7,138         4.2
                                           --------        -------
      Total deposits                        187,833          8,487         4.7

Borrowed funds                               23,335          2,171        10.3
Other liabilities                             1,200         (1,005)      (45.6)
Shareholders' equity                         18,017          1,677        10.3
                                           --------        -------       -----
   TOTAL SOURCES                           $230,385        $11,330         5.2
                                           ========        =======       =====
FUNDING USES:

Interest earning assets:

 Federal Funds sold                        $  1,085        $   976         n/a
 Investment securities                       54,582          6,025        12.4
 Loans, and mortgage loans held
   for sale                                 164,092          5,861         3.7
                                           --------        -------

    Total interest earning assets           219,759         12,862         6.2
Other assets                                 10,626         (1,532)      (14.4)
                                           --------        -------
    TOTAL USES                             $230,385        $11,330         5.2
                                           ========        =======       =====

FUNDING SOURCES

Total deposits increased $8.5 million or 4.7% for the first three months of 1997 as a result of an aggressive money market savings deposit campaign and certificates of deposit promotions to fund the bank's strong loan demand and a municipal bond buy program. Also, due to the strong loan demand, borrowed funds increased $2.2 million or 10.3% since yearend 1996.

Other liabilities declined $1.0 million or 45.6% from the yearend 1996 balances as a result of the accrual for investment purchases at yearend 1996. The increase in shareholders' equity of $1.7 million or 10.3% is a result of the three months earnings of $.5 million and an unrealized loss on investments available-for-sale of $.5 million. In addition, a private placement of 100,000 shares of common stock was completed in the first quarter of 1997 which raised $1.6 million in new capital.

FUNDING USES

Federal funds sold increased $1.0 million and investment securities increased $6.0 million or 12.4% from yearend 1996 due to the municipal bond buy program.

Loans and mortgage loans held-for-sale increased $5.9 million or 3.7% in the first quarter of 1997. Other assets decreased $1.5 million or 14.4% over the yearend 1996 balances which included a decrease of $2.3 million in cash and due from banks.

In summary, total assets increased $11.3 million or 5.2% in the first three months of 1997. Although this represents annualized growth in excess of 20.8% per year, it is not expected that the bank will maintain this rate of growth throughout 1997.

RESULTS OF OPERATIONS FIRST QUARTER 1997 COMPARED TO FIRST QUARTER 1996

Total interest income increased $936,000 or 28.0% for the first quarter of 1997 compared to the same period in 1996 while total interest expense increased $570,000 or 31.7% for the comparable period. The resulting increase in net interest income was $366,000 or 23.7% for the quarter ending March 31, 1997 compared to the same quarter in 1996.

Interest and fees on loans increased $671,000 or 24.5% as a result of the substantial increase in outstanding loan balances. Interest income on investment securities increased $225,000 or 38.6% due to the increase in average outstanding balances thereon. The provision for loan losses remained at $150,000 for the first quarter of 1997 compared to the first quarter of 1996. Management's loan review procedures continue to assess the adequacy of the loan loss reserve balance which considers the status of all non-performing loans.
The ratio of loan loss reserve balance to loans was at 1.83% at March 31, 1997 versus 1.75% at year end 1996. The ratio of loan loss reserves balance to nonperforming loans was at 126.2% versus 127.8% at yearend 1996.

Net interest income after provision for loan losses increased $366,000 or 26.2% in the first quarter of 1997 compared to the same period in 1996.

Other income increased $64,000 or 37.4% due primarily to increased credit insurance commissions and fee income on mortgage loans sold to the secondary market.

Total other expenses increased $135,000 or 12.0% in the first quarter of 1997 compared to the first quarter of 1996. The primary components of the changes were increased salaries and employee benefits of $80,000 or 13.0%, increased occupancy and furniture and fixtures of $36,000 due to additional branch locations, decreased gains on sale of other real estate owned of $8,000 and repossession and collection costs and other expenses of $11,000.

Income before income taxes increased $295,000 or 66.7% for the first quarter ended 1997 compared to 1996.

The provision for income taxes increased $97,000 as a direct result of the increased pre-tax income in the first quarter of 1996.

Net income increased $198,000 or 70.5% to $479,000 versus $281,000 for the first quarter 1997 and 1996 respectively, and earnings per share was $.35 and $.22 or an increase of 59.1% for the respective periods.


LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT
--------------------------------------------------

The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

Marketable investment securities maturing in one year or less and other liquid assets such as cash and due from banks and federal funds amounted to $11.5 million at March 31,1997 compared to $7.3 million at yearend 1996. Maturing loans and repayments are also sources of liquidity.


Historically, the overall liquidity of the Bank has been enhanced by a large concentration of core deposits and a very stable economic environment in the market in which the Bank operates. In recent years, there has been a significant change in the deposit base in that less stable short-term funding sources, such as money market funds and money market certificates, have been used more extensively. Although the average balance of large denomination time deposits, brokered certificates of deposit and short-term borrowings has leveled off in recent years, maintaining an ability to acquire these funds in volatile financial markets is key to assuring liquidity. In addition, as a member of the Federal Home Loan Bank (FHLB), the bank had borrowing capacity, as of yearend 1996, in excess of $76.7 million assuming additional purchases of FHLB stock of approximately $4.3 million.

Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed rate loans. Similarly, time deposits over $100,000, the FDIC-insured super NOW funds and money market certificates are much more interest sensitive than passbook savings accounts and long-term certificates of deposits. The shorter term interest rate sensitivities are the key to measurement of the interest sensitivity gap, or excess interest bearing liabilities over interest earning assets.

The following table shows the approximate interest sensitivity gaps for several different time intervals on a static basis as of March 31, 1997, taking into consideration the estimated paybacks on loans. As of the most recent quarter-end, interest earning liabilities repricing in the first year exceeded interest bearing assets by $38 million or 17.5% of total earning assets.


PSB Static Gap Analysis
                                                             % of
                                                     Total   Ending
                                 0-180   181-365     0-365   Earning
                                 Days      Days      Days    Assets
                                 -----   --------    -----   -------

                                         ($ in millions)

Interest earning assets         $   57   $     30   $   87      40.1%
Interest bearing liabilities        85         40      125      57.6
                                   ---       ----     ----     -----

Interest sensitivity gap,
   March 31, 1996               $  (28)  $    (10)  $  (38)   (17.5)%
                                   ===       ====     ====     =====
Interest sensitivity gap,
   March 31, 1995               $  (17)  $      5   $  (12)    (7.1)%
                                   ===       ====     ====     =====
Interest sensitivity gap,
    December 31, 1995           $  (32)  $      5   $  (27)   (13.2)%
                                   ===       ====     ====     =====

Using this static gap analysis and adjusting for a correlation factor that considers for any given rate change, the extent of a related rate change (by balance sheet category), the adjusted gap position as of March 31, 1997 is $12.9 million negative.

This analysis indicates that Management closely monitors interest rate risk in the asset and liability portfolios. Given the current volatile interest rate environment, a near-balanced gap position is desirable. This enhances a strong earnings pattern for our shareholders with minimal effect of volatile interest rates. Minimizing this gap is a continual challenge in a changing interest rate environment and is one of the primary objectives of the Bank's asset/liability management strategy.

CAPITAL RESOURCES
-----------------

Management closely monitors capital adequacy of Bank. Total assets increased $11,330,000 or 5.2% in the first three months of 1997. Shareholders' equity increased $1,677,000 or 10.3% in the first three months of 1997. Shareholders' equity to total assets was 7.82% at March 31, 1997 and 7.50% December 31, 1996. The Bank's capital position is well above the risk based capital mandate of 4.0%.

PART II - OTHER INFORMATION


Item 5.  OTHER INFORMATION


Item 6.  EXHIBITS AND REPORTS ON FORM F-3

     (a) Exhibits:

         Exhibit 11 - Computation of Earnings per Common Share

     (b) Reports on Form F-3:


     On March 17, 1997, The Peoples State Bank (the "Bank") began a limited offering of up to 100,000 shares of its $1.00 par value common stock at a price of $16.25 per share.

     The offering was made on a best efforts basis by the executive officers of the Bank, who will receive no commission or other compensation in connection with the offering. The Bank sought assistance from a limited number of brokers for the purpose of identifying investors who meet the qualifications to purchase shares of common stock in the offering.

     The offering was limited to not more than thirty-five investors. Each investor was required to represent to the Bank that he has experience investing in stocks of banks and bank holding companies, or has retained an attorney, accountant, financial advisor or consultant as a purchaser representative. Further, each investor was required to meet or substantially meet the qualifications of an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission. The offering was planned to continue until the earlier of the date on which subscriptions for 100,000 shares of common stock have been accepted by the Bank or April 30, 1997.

     On March 31, 1997, the Bank concluded the offering after receiving subscriptions for 100,000 shares to eight investors. The proceeds of the offering will be used for general corporate purposes and will increase the Bank's regulatory capital.

Exhibit 11 - Computation of Earnings per Common Share (Unaudited)



                               THE PEOPLES STATE BANK

                                         Three
                                      Months Ended
                                        March 31
                                      ------------

                                     1997       1996
                                     ----       ----
                            (in 000's except per share data)


PRIMARY
Income applicable to
 common shares                     $  479     $  281
                                   ======     ======

Shares

Weighted average number of
 common shares outstanding          1,364      1,240
                                   ======     ======

Primary earnings per common
 share                             $  .35     $  .22
                                   ======     ======


                                   SIGNATURES
                                   ----------



     Under the requirements of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        THE PEOPLES STATE BANK


Date:     April       21 , 1997         /s/ Eddie L. Dunklebarger
     --------------- ----              --------------------------------
                                        Eddie L. Dunklebarger, President

Date:     April       21 , 1997         /s/ Edward P. Williams
     --------------- ----              --------------------------------
                                        Edward P. Williams, Controller

                     FEDERAL DEPOSIT INSURANCE CORPORATION

                            Washington, D.C.  20429


                                    FORM F-4


Quarterly Report Under Section 13 of the Securities Exchange Act of 1934 for the Quarter Ended June 30, 1997.

FDIC Insurance Certificate Number 12984.


                             THE PEOPLES STATE BANK
                (Exact name of bank as specified in its charter)

                                  Pennsylvania
         (State or other jurisdiction of incorporation or organization)

                                   23-0962860
                      (I.R.S. Employer Identification No.)

                   100 East King Street, Post Office Box 1000
                           East Berlin, Pennsylvania
                    (Address of principal executive offices)

                                     17316
                                   (Zip Code)

           Bank's telephone number including area code (717) 259-9510

                                 Not Applicable
               (Form name, former address and former fiscal year,
                         if changed since last report)

          Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for
the past 90 days.  Yes  X   No
                      ----    ----


          Indicated the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date 1,480,794, as of June 30, 1997.



                               Page 1 of 16 Pages
                             (Including Appendices)

                             THE PEOPLES STATE BANK

                                    FORM F-4

                      For the Quarter Ended June 30, 1997



                                     INDEX
                                     -----



PART I.  FINANCIAL INFORMATION                             PAGE
------------------------------                             ----
Item 1.  Financial Statements

     Balance Sheets - June 30, 1997 and
     December 31, 1996                                       3

     Statements of Income - Six months ended
     June 30, 1997 and 1996                                  4

     Statements of Cash Flows - Six months ended
     June 30, 1997 and 1996                                  5

     Statements of Shareholders' Equity                      6

     Notes to Financial Statements
     June 30, 1997                                           7

     Supplemental Information                                8

Item 2.  Management's Discussion and Analysis of
     Financial Condition and Results of Operations
     June 30, 1997 vs. June 30, 1996                         9


PART II  OTHER INFORMATION
--------------------------

Item 5.  Other Information                                  14

Item 6.  Exhibits and Reports on Form F-3                   14

Exhibit 11.  Computation of Earnings per Common Share       15

SIGNATURES                                                  16
----------


THE PEOPLES STATE BANK
BALANCE SHEETS (Unaudited)

                                                                                 June 30,                  December 31,
                                                                                   1997                        1996
                                                                             ------------------         -----------------
ASSETS                                                                                        ($ in 000's)
 Cash and due from banks                                                                 $4,394                    $7,152
 Short term investments                                                                   8,291                       109
 Investment securities (market value--
   June 30, 1997 - $53,655
   December 31, 1996 - $48,557)                                                          53,655                    48,557
 Mortgage loans held for sale                                                             4,134
 Loans:
   Total loans                                                                          164,693                   158,231
   Less reserve for loan losses                                                          (3,007)                   (2,763)
                                                                                    -----------               -----------
       Net loans                                                                        161,686                   155,468
 Premises and equipment                                                                   4,552                     4,120
 Other real estate owned                                                                    617                       532
 Other assets                                                                             3,357                     3,117
                                                                                    -----------               -----------

       TOTAL ASSETS                                                                    $240,686                  $219,055
                                                                                    ===========               ===========

LIABILITIES

 Deposits:
   Non-interest bearing                                                                 $13,395                    $9,887
   Interest bearing                                                                     181,724                   169,459
                                                                                    -----------               -----------
       Total deposits                                                                   195,119                   179,346
 Short-term borrowings                                                                    3,561                     5,283
 Long-term debt                                                                          20,871                    15,881
 Accrual for investment security purchases                                                  799                     1,000
 Other liabilities                                                                        1,111                     1,205
                                                                                    -----------               -----------
       TOTAL LIABILITIES                                                                221,461                   202,715

SHAREHOLDERS' EQUITY
 Common stock, par value $1 per share;
  20,000,000 shares authorized, 1,480,794
   and 1,361,099 issued and outstanding at June 30,
   1997 and December 31, 1996, respectively                                               1,481                     1,361
 Surplus                                                                                 14,901                    13,061
 Retained earnings                                                                        2,750                     2,013
 Net unrealized gain(loss) on investments
       available-for-sale                                                                    93                       (95)
                                                                                    -----------               -----------
       TOTAL SHAREHOLDERS' EQUITY                                                        19,225                    16,340
                                                                                    -----------               -----------
       TOTAL LIABILITIES AND
            SHAREHOLDERS' EQUITY                                                       $240,686                  $219,055
                                                                                    ===========               ===========

THE PEOPLES STATE BANK
STATEMENTS OF INCOME (Unaudited)

                                                          Three months                       Six months
                                                          ended June 30,                     ended June 30,
                                                          1997           1996                1997             1996
                                                          ----           ----                ----             ----
                                                                    ($ in 000's, except per share data)
INTEREST INCOME
 Interest and fees on loans                                $3,571         $2,932              $6,980           $5,670
 Interest on short term investments                            62             45                 124               67
 Investment securities:
   Taxable                                                    700            507               1,462            1,052
   Exempt from federal income tax                             180             25                 226               63
                                                     -------------  -------------       -------------    -------------
                                                              880            532                1688             1115
                                                     -------------  -------------       -------------    -------------
       TOTAL INTEREST INCOME                                4,513          3,509               8,792            6,852

INTEREST EXPENSE
 Deposits                                                   2,118          1,788               4,168            3,477
 Interest on borrowed funds                                   329            107                 645              214
                                                     -------------  -------------       -------------    -------------
       TOTAL INTEREST EXPENSE                               2,447          1,895               4,813            3,691
                                                     -------------  -------------       -------------    -------------
       NET INTEREST INCOME                                  2,066          1,614               3,979            3,161
PROVISION FOR LOAN LOSSES                                     150            150                 300              300
                                                     -------------  -------------       -------------    -------------
       NET INTEREST INCOME AFTER
        PROVISION FOR LOAN LOSSES                           1,916          1,464               3,679            2,861

OTHER INCOME
 Service charges on deposit accounts                           82             55                 140               97
 Gain (loss) on sale of loans and securities                  (19)            (3)                 58               58
 Other income                                                  96             49                 196              117
                                                     -------------  -------------       -------------    -------------
       TOTAL OTHER INCOME                                     159            101                 394              272

OTHER EXPENSES
 Salaries and employee benefits                               733            623               1,429            1,239
 Occupancy expenses                                            76             72                 150              142
 Furniture and equipment                                      152            113                 289              218
 Loss (gain) on sale of other real estate                                     (3)                (12)             (23)
 Repossession and collection costs                             16             15                  17               63
 Other                                                        374            350                 739              657
                                                     -------------  -------------       -------------    -------------
       TOTAL OTHER EXPENSES                                 1,351          1,170               2,612            2,296
                                                     -------------  -------------       -------------    -------------

       INCOME BEFORE INCOME TAXES                             724            395               1,461              837
PROVISION FOR INCOME TAXES                                    210            102                 468              263
                                                     -------------  -------------       -------------    -------------

       NET INCOME                                            $514           $293                $993             $574
                                                     =============  =============       =============    =============

PER SHARE DATA (Restated for the seven percent stock dividend paid May 10,1996)

 Net income                                                 $0.35          $0.24               $0.70            $0.46
 Dividends paid                                              0.09           0.08                0.18             0.15

THE PEOPLES STATE BANK
STATEMENTS OF CASH FLOWS (Unaudited)

                                                                   Six months ended June 30,
                                                                   1997                    1996
                                                              ----------------         ---------------
                                                                             (in 000's)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

OPERATING ACTIVITIES
Net income (loss) for the year                                           $993                    $281
Adjustments to reconcile net income (loss)
  to net cash provided by (used in) operating activities
   Depreciation and amortization                                          226                      70
   Provision for loan losses                                              150                     150
   (Gain) loss on sale of loans and investments                           (58)                    (60)
   Net amortization (accretion) on investments                             38                      33
   Net loss(gain) on sale of other real estate owned                      (12)                    (20)
   Change in other assets and liabilities                              (2,073)                   (815)
                                                              ----------------         ---------------
      NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES                                          (736)                   (361)

INVESTING ACTIVITIES
 Net (increase) decrease in investment securities                      (4,890)                 (1,565)
 Net (increase) decrease in loans                                     (10,502)                 (8,773)

 Capital expenditures                                                     807                     370
                                                              ----------------         ---------------
      NET CASH PROVIDED BY (USED IN)
           INVESTING ACTIVITIES                                       (14,585)                 (9,968)

FINANCING ACTIVITIES
 Net increase(decrease) in deposits                                    15,773                   6,232
 Net increase(decrease) in borrowed funds                               3,268                   1,310
 Dividends paid                                                          (256)                    (93)
 Proceeds from issuance of common stock                                 1,960                     177
                                                              ----------------         ---------------
      NET CASH PROVIDED BY (USED IN)
        FINANCING ACTIVITIES                                           20,745                   7,626
                                                              ----------------         ---------------
      NET INCREASE (DECREASE) IN CASH
        AND CASH EQUIVALENTS                                            5,424                  (2,703)

Cash and cash equivalents at beginning of year                          7,261                   5,660
                                                              ----------------         ---------------
Cash and cash equivalents at end of period                            $12,685                  $2,957
                                                              ================         ===============

THE PEOPLES STATE BANK
STATEMENTS OF SHAREHOLDERS' EQUITY (Unaudited)


                                                               Common                  Retained    Unrealized
                                                 Shares        Stock     Surplus       Earnings          Loss
                                                 ------        -----     -------       --------          ----
                                                            ($ in 000's, except number of shares)
BALANCE AT JANUARY 1, 1996                     1,153,523       1,154        9,906       2,458              78

Stock dividend                                    81,392          81        1,251      (1,332)

Stock issuance                                    99,431          99        1,492

Stock issued through Dividend
   Reinvestment and Stock Purchase Plan           26,754          27          412

Net income                                                                              1,352

Net unrealized gain(loss) on investments
   available-for-sale                                                                                    (173)

Cash dividends                                                                           (465)
                                               --------------------------------------------------------------


BALANCE AT DECEMBER 31, 1996                   1,361,100       1,361       13,061       2,013             (95)

Stock issuance                                   106,377         106        1,618

Stock issued through Dividend
   Reinvestment and Stock Purchase Plan           13,317          14          222

Net income                                                                                993

Net unrealized gain(loss) on investments
   available-for-sale                                                                                     188

Cash dividends                                                                           (256)
                                               --------------------------------------------------------------
BALANCE AT JUNE 30, 1997                       1,480,794      $1,481      $14,901      $2,750             $93
                                               ==============================================================

THE PEOPLES STATE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 1997

NOTE A--BASIS OF PRESENTATION

In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report for the year ended December 31, 1996.

The Bank paid interest and income taxes of $4,122,000 and $550,000 for the first six months of 1997; $3,527,000 and $120,000 the first six months of 1996, respectively.


NOTE B--NON-PERFORMING LOANS (in 000's)

Information with respect to non-accrual loans, other loans contractually past due ninety days or more as to interest or principal payments and restructured loans are as follows:

                                   June 30,  December 31,
                                     1997        1996
                                   --------  ------------

     Non-accrual loans              $ 1,827       $ 1,844

     Accruing loans past due
       90 days or more                   18            41

     Restructured loans                 330           277
                                     ------        ------

     Total non-performing loans       2,175         2,162

     Other real estate owned            617           532
                                     ------        ------


     Total non-performing assets    $ 2,792       $ 2,694
                                      =====         =====


Non-accrual loans are those on which the collectibility of the full amount of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. The non-accrual amounts are net of charge downs of $278,000 and $157,000 as of June 30, 1997 and December 31, 1996, respectively. Interest on non-accrual loans is recognized only as received or at a reduced rate.

SUPPLEMENTAL INFORMATION-UNAUDITED                                      10qdist2
AVERAGE BALANCE SHEETS, INTEREST, AND INTEREST RATES
($ IN 000'S)


                                               Quarter ended                                 Quarter ended
                                               June 30, 1997                                 June 30, 1996
                                             ---------------------------------------------   -------------------------------------
                                                 Average                         Yield/        Average                  Yield/
Interest earning assets:                         Balance         Interest        Rate          Balance    Interest      Rate
                                                 --------        ---------       ------        --------   ---------    ----------
    Loans                                         $166,542          $3,571         8.58%       $138,150     $2,932          8.49%
    Investments: Taxable                            41,571             700         6.74%         33,250        507          6.10%
                 Tax Exempt                         12,372             180         5.82%          1,772         25          5.64%
    Short-term Investments                           4,567              62         5.43%          3,483         45          5.17%

                                                 ---------       ---------       ------       ---------   --------     ---------
       Total                                       225,052           4,513         8.02%        176,655      3,509          7.95%
       Tax Exempt Adjustment                                           104                                      23

                                                                 ---------                                --------
                                                                     4,617         8.21%                     3,532          8.00%
Non-Interest earning assets:
    Cash and Due from Banks                          3,795                                        3,020
    Premises and equipment                           4,457                                        4,124
    Other assets                                     4,382                                        3,239
    Less Reserve for losses                         (3,042)                                      (2,537)

                                                 ---------                                    ---------
       Total                                      $234,644                                     $184,501
                                                  ========                                     ========


Interest Bearing Liabilities:
    Savings deposits                               $68,600            $560         3.27%        $51,409       $411          3.20%
    Time deposits                                  112,590           1,559         5.54%        102,030      1,376          5.39%
    Short-term borrowings                            2,354              29         4.93%          1,741         19          4.37%
    Long-term debt                                  20,874             299         5.73%          5,751         89          6.19%

                                                 ---------       ---------       ------       ---------   --------     ---------
       Total                                       204,418           2,447         4.79%        160,931      1,895          4.71%

Non-interest bearing liabilities:
    Demand deposits                                 10,678                                        8,770
    Other                                            1,180                                          839
    Shareholders' equity                            18,368                                       13,961

                                                 ---------                                    ---------
                                                  $234,644                                     $184,501
                                                  ========                                     ========

Net Interest Earnings                                               $2,066                                  $1,614
                                                                    ======                                  ======

Net Annualized Yield On Earning Assets                                             3.67%                                    3.65%
                                                                                   =====                                    =====

     Tax Equivalent Yield On Earning Assets                         $2,170         3.86%                    $1,637          3.71%
                                                                    ======         =====                    ======          =====

                                                Year ended
                                                December 31, 1996
                                                ----------------------------------------------
                                                    Average                         Yield/
Interest earning assets:                            Balance         Interest        Rate
                                                   --------        ---------        ---------
    Loans                                          $142,116         $12,152              8.55%
    Investments: Taxable                             35,394           2,233              6.31%
                 Tax Exempt                           1,327              77              5.80%
    Short-term Investments                            4,233             220              5.20%

                                                  ---------       ---------         ---------
       Total                                        183,070          14,682              8.02%
       Tax Exempt Adjustment                                             55

                                                                  ---------
                                                                     14,737              8.05%
Non-Interest earning assets:
    Cash and Due from Banks                           3,169
    Premises and equipment                            4,083
    Other assets                                      2,968
    Less Reserve for losses                          (2,543)

                                                  ---------
       Total                                       $190,747
                                                   ========


Interest Bearing Liabilities:
    Savings deposits                                $53,398          $1,778              3.33%
    Time deposits                                   104,000           5,670              5.45%
    Short-term borrowings                             2,086             102              4.89%
    Long-term debt                                    6,971             431              6.18%

                                                  ---------       ---------         ---------
       Total                                        166,455           7,981              4.79%

Non-interest bearing liabilities:
    Demand deposits                                   8,680
    Other                                               929
    Shareholders' equity                             14,683

                                                  ---------
                                                   $190,747
                                                   ========

Net Interest Earnings                                                $6,701
                                                                     ======

Net Annualized Yield On Earning Assets                                                   3.66%
                                                                                         =====

     Tax Equivalent Yield On Earning Assets                          $6,756              3.69%
                                                                     ======              =====

Restructured loans are those whereby a debtor was granted a concession in the interest rate or a concession in other terms of the original loan agreement due to the financial difficulties of the debtor.


Part I - Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS

FINANCIAL CONDITION
-------------------

The Bank's financial condition can be examined in terms of developing trends in its sources and uses of funds. These trends are the result of both external environmental factors, such as changing economic conditions, regulatory changes and competition, and internal environmental factors such as Management's evaluation as to the best use of funds under these changing conditions.


                                        Balance         Increase (Decrease)
                                     June 30, 1997    since December 31, 1996
                                     --------------  -------------------------
                                       (in 000's)
FUNDING SOURCES:                                        Amount          %
                                                     -------------  ----------

Deposits and borrowed funds:

 Non-interest bearing                     $ 13,395        $ 3,508        35.5%
 Interest bearing                          181,724         12,265         7.2
                                          --------        -------
      Total deposits                       195,119         15,773         8.8

Borrowed funds                              24,432          3,268        15.4
Other liabilities                            1,910           (295)      (13.4)
Shareholders' equity                        19,225          2,885        17.7
                                          --------        -------       -----
   TOTAL SOURCES                          $240,686        $21,631         9.9%
                                          ========        =======       =====
FUNDING USES:

Interest earning assets:

 Short term investments                   $  8,291        $ 8,182         n/a
 Investment securities                      53,655          5,098        10.5%
 Loans, and mortgage loans held
   for sale                                168,827         10,596         6.7
                                          --------        -------

    Total interest earning assets          230,773         23,876        11.5
Other assets                                 9,913         (2,245)      (18.5)
                                          --------        -------       -----
    TOTAL USES                            $240,686        $21,631         9.9%
                                          ========        =======       =====

FUNDING SOURCES

Total deposits increased $15.8 million or 8.8% for the first six months of 1997 as a result of an aggressive money market savings deposit campaign and certificates of deposit promotions to fund the bank's strong loan demand and a municipal bond buying program. Also, due to the strong loan demand, borrowed funds increased $3.3 million or 15.4% since yearend 1996.

Other liabilities declined $.3 million or 13.4% from the yearend 1996 balances as a result of the reduced accrual for investment purchases at June 30, 1997 versus yearend 1996. The increase in shareholders' equity of $2.9 million or 17.7% is a result of the six months earnings of $1.0 million and an unrealized gain on investments available-for-sale of $.2 million. In addition, a private placement of 100,000 shares of common stock was completed in the first quarter of 1997 which raised $1.7 million in new capital and dividends paid equalled dividends reinvested into new shares of PSB stock for the first six months of 1997.

FUNDING USES

Short term investments increased $8.2 million resulting from desired liquidity to fund loan demand. Investment securities increased $5.1 million or 10.5% from yearend 1996 due to a municipal bond buying program implemented in 1997.

Loans and mortgage loans held-for-sale increased $10.6 million or 6.7% for the quarter ended June 1997. Other assets decreased $2.2 million or 18.5% from the yearend 1996 balances which included a decrease of $2.8 million in cash and due from banks.

In summary, total assets increased $21.6 million or 9.9% in the first six months of 1997. Although this represents annualized growth in nearly 19.8% per year, it is not expected that the bank will maintain this rate of growth throughout 1997.

RESULTS OF OPERATIONS

SECOND QUARTER 1997 COMPARED TO SECOND QUARTER 1996

Total interest income increased $1,004,000 or 28.6% for the second quarter of 1997 compared to the same period in 1996 while total interest expense increased $552,000 or 29.1% for the comparable period. The resulting increase in net interest income was $452,000 or 28.0% for the quarter ending June 30, 1997 compared to the same quarter in 1996.

Interest and fees on loans increased $639,000 or 21.8% as a result of the substantial increase in outstanding loan balances. Interest income on investment securities increased $348,000 or 65.4% due to the increase in average outstanding balances thereon. The provision for loan losses remained at $150,000 for the second quarter of 1997 compared to the second quarter of 1996. Management's loan review procedures continue to assess the adequacy of the loan loss reserve balance which considers the status of all non-performing loans.
The ratio of loan loss reserve balance to loans was at 1.78% at June 30, 1997 versus 1.75% at year end 1996. The ratio of loan loss reserves balance to nonperforming loans was at 138.3% versus 127.8% at yearend 1996.

Net interest income after provision for loan losses increased $452,000 or 30.9% in the second quarter of 1997 compared to the same period in 1996.

Other income increased $58,000 or 57.4% due primarily to increased credit insurance commissions and gross fees on debit card and automated teller machines (ATM's).

Total other expenses increased $181,000 or 15.5% in the second quarter of 1997 compared to the second quarter of 1996. The primary components of the changes were increased salaries and employee benefits of $110,000 or 17.7%, increased occupancy and furniture and fixtures of $43,000 due to additional branch locations, and other expenses of $28,000.

Income before income taxes increased $329,000 or 83.3% for the second quarter ended 1997 compared to 1996.

The provision for income taxes increased $108,000 as a direct result of the increased pre-tax income in the second quarter of 1996.

Net income increased $221,000 or 75.4% to $514,000 versus $293,000 for the second quarter 1997 and 1996 respectively, and earnings per share was $.35 and $.24 or an increase of 45.8% for the respective periods.


FIRST SIX MONTHS 1997 COMPARED TO FIRST SIX MONTHS 1996
-------------------------------------------------------

Total interest income increased $1,940,000 or 28.3% for the first six months of 1997 compared to the same period in 1996. Total interest expense increased $1,122,000 or 30.4% for the same comparable periods. The resulting increase in net interest income was $818,000 or 25.9%.

Interest and fees on loans increased $1,310,000 or 23.1% as a result of the 6.7% year to date increase in loan outstandings and improved loan yields compared to the first six months of 1996. Interest on investment securities increased $573,000 or 51.4% as a direct result of higher average investment balances primarily due to the tax-free municipal bond buying program. The increase in interest expense is also attributable to the overall higher deposit levels.

The provision for loan losses remained at $300,000 in the first six months of 1996 and 1995 as a result of Management's continued loan review and reserving procedures. As of June 30, 1997, the Bank had net chargeoffs of $56,000 versus net charge-offs of $143,000 for all of 1996.

Net interest income after provision for loan losses increased $818,000 or 25.9% for the first six months of 1997 compared to the same period in 1996.

Other income increased $122,000 or 44.9%. Other income increased $79,000 or 67.5% due to the credit insurance commissions, gross revenues on debit card and ATM machines and mortgage fee income on sold loans. Service fees on deposit accounts increased $43,000 or 44.3% due to the overall increase in transaction accounts.

Total other expenses increased $316,000 or 13.8% for the first six months of 1997 compared to the first six months of 1996. The primary component of the changes were salaries and employee benefits of $190,000 or 15.3% due to increased lending personnel and new staff at new branch locations.

Occupancy and furniture and fixtures (combined) increased $79,000 or 21.9% due to the new branch office locations. Net expenses relating to losses (gains) on other real estate and repossession and collection costs (combined) decreased $35,000 or 87.5% for the first six months of 1997 versus 1996. Other expenses increased $82,000 or 12.5% for the respective periods.

The provision for income taxes increased $205,000 as a direct result of the $624,000 or 74.6% increase in pre-tax income for the first six months of 1996 versus 1995.

Net income was $993,000 or 70 cents per share and $574,000 or 46 cents per share or an increase of 52.2% for the first six months of 1997 and 1996, respectively.


LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT
--------------------------------------------------

The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

Marketable investment securities, maturing in one year or less, and other liquid assets such as cash and due from banks, federal funds sold and mortgage loans held for sale total $17.4 million versus $7.3 million at year end 1996.
Maturing loans and repayments are also sources of liquidity.

Historically, the overall liquidity of the Bank has been enhanced by a large concentration of core deposits and a very stable economic environment in the market in which the Bank operates. In recent years, there has been a significant change in the deposit base in that less stable short-term funding sources, such as money market funds and money market certificates, have been
used more extensively.   However, the Bank maintains the ability to acquire
large denomination time deposits and short term borrowings in volatile financial markets, a key to assuring liquidity. In addition, as a member of the Federal Home Loan Bank (FHLB), the bank had borrowing capacity, as of yearend 1996, of approximately $66 million assuming additional purchases of FHLB stock of approximately $4.3 million. This is another significant source of long and short-term liquidity.

Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed rate loans. Similarly, time deposits over $100,000, the FDIC-insured super NOW funds and money market certificates are much more interest sensitive than passbook savings accounts and long-term certificates of deposits. The shorter term interest rate sensitivities are the key to measurement of the interest sensitivity gap, or excess interest bearing liabilities over interest earning assets.

The following table shows the approximate interest sensitivity gaps for several different time intervals taking into consideration the estimated paybacks on loans. As of the most recent quarter-end, interest earning liabilities repricing in the first year exceeded interest bearing assets by $28 million or 12.2% of total earning assets.

PSB Static Gap Analysis
                                                             % of
                                                    Total    Ending
                                0-180    181-365    0-365    Earning
                                Days     Days       Days     Assets
                                ------   --------   ------   -------
                                         ($ in millions)

Interest earning assets        $  68     $  34      $ 102       44.6%
Interest bearing liabilities      91        39        130       56.8
                                ----     -----      -----     ------

Interest sensitivity gap,
   June 30, 1997               $ (23)    $  (5)     $ (28)    (12.2)%
                                =====    =====      ======    ======
Interest sensitivity gap,
   June 30, 1996               $ (25)    $   9      $ (16)     (8.8)%
                                =====    =====      ======    ======
Interest sensitivity gap,
    December 31, 1996          $ (32)    $   5      $ (27)    (13.2)%
                                ====     =====      ======    ======

Using this static gap analysis and adjusting for a correlation factor that considers for any given rate change, the extent of a related rate change (by balance sheet category), the adjusted gap position in the one year time period as of June 30, 1997 is $3.2 million negative.

This analysis indicates that Management closely monitors interest rate risk in the asset and liability portfolios. Given the current volatile interest rate environment, a near-balanced gap position is desirable. This enhances a strong earnings pattern for our shareholders with minimal effect of volatile interest rates. Minimizing this gap is a continual challenge in a changing interest rate environment and is one of the primary objectives of the Bank's asset/liability management strategy.

CAPITAL RESOURCES
-----------------

Management closely monitors capital adequacy of Bank. Total assets increased $21,631,000 or 9.9% in the first six months of 1997. Shareholders' equity increased $2,885,000 or 17.7% in the first six months of 1997. Shareholders' equity to total assets was 7.99% at June 30, 1997 and 7.46% December 31, 1996. The Bank's capital position is well above the risk based capital mandate of 4.0%.

Item 5.  OTHER INFORMATION


Item 6.  EXHIBITS AND REPORTS ON FORM F-3

     (a) Exhibits:

         Exhibit 11 - Computation of Earnings per Common Share

     (b) Reports on Form F-3:

There were no reports on Form F-3 for the quarter ended June 30, 1997.

                            THE PEOPLES STATE BANK


                                    Three                       Six
                                 Months Ended                Months Ended
                                   June 30                     June 30
                               --------------              --------------

                                1997       1996            1997      1996
                                ----       ----            ----      ----
                                (in 000's except per share data)

PRIMARY
Income applicable to
 common shares                 $ 514       $ 293           $ 993     $ 574
                               =====       =====           =====     =====

Shares

Weighted average number of
 common shares outstanding(1)  1,483       1,251           1,428     1,246
                               =====       =====           =====     =====
Primary earnings per common
 share                         $ .35       $ .24           $ .70     $ .46
                               =====       =====           =====     =====


(1) Restated to reflect the seven percent stock dividend paid May 10, 1996.

                                   SIGNATURES
                                   ----------



     Under the requirements of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        THE PEOPLES STATE BANK


Date:     July        16 , 1997        /s/ Eddie L. Dunklebarger
     --------------- ----              ---------------------------------
                                        Eddie L. Dunklebarger, President


Date:     July        16 , 1997        /s/ Edward P. Williams
     --------------- ----              ---------------------------------
                                        Edward P. Williams, Controller

                     FEDERAL DEPOSIT INSURANCE CORPORATION

                            Washington, D.C.  20429


                                   FORM F-4


Quarterly Report Under Section 13 of the Securities Exchange Act of 1934 for the Quarter Ended September 30, 1997.

FDIC Insurance Certificate Number 12984.


                            THE PEOPLES STATE BANK
               (Exact name of bank as specified in its charter)

                                 Pennsylvania
        (State or other jurisdiction of incorporation or organization)

                                  23-0962860
                     (I.R.S. Employer Identification No.)

                  100 East King Street, Post Office Box 1000
                           East Berlin, Pennsylvania
                   (Address of principal executive offices)

                                     17316
                                  (Zip Code)

          Bank's telephone number including area code (717) 259-9510

                                Not Applicable
              (Form name, former address and former fiscal year,
                         if changed since last report)

          Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for
the past 90 days.  Yes  X    No
                      -----    -----


          Indicated the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date 1,489,518, as of September 30, 1997.



                              Page 1 of 17 Pages
                            (Including Appendices)

                                   FORM F-4

                   For the Quarter Ended September 30, 1997



                                     INDEX
                                     -----

PART I.  FINANCIAL INFORMATION                                            PAGE
------------------------------                                            ----
Item 1.  Financial Statements

     Balance Sheets - September 30, 1997 and
     December 31, 1996                                                      3

     Statements of Income - Nine months ended
     September 30, 1997 and 1996                                            4

     Statements of Cash Flows - Nine months ended
     September 30, 1997 and 1996                                            5

     Statements of Shareholders' Equity                                     6

     Notes to Financial Statements
     September 30, 1997                                                     7

     Supplemental Information                                               8

Item 2.  Management's Discussion and Analysis of
     Financial Condition and Results of Operations
     September 30, 1997 vs. September 30, 1996                              9


PART II  OTHER INFORMATION
--------------------------

Item 5.  Other Information                                                 15

Item 6.  Exhibits and Reports on Form F-3                                  15

Exhibit 11.  Computation of Earnings per Common Share                      16

SIGNATURES                                                                 17
----------

THE PEOPLES STATE BANK
BALANCE SHEETS (Unaudited)

                                                                      September 30,         December 31,
                                                                           1997                1996
                                                                      -------------         ------------
ASSETS                                                                            ($ in 000's)
 Cash and due from banks                                                    $4,737               $7,152
 Short term investments                                                         55                  109
 Investment securities (market value--
   September 30, 1997 - $60,184
   December 31, 1996 - $48,557)                                             60,184               48,557

 Loans:
   Total loans                                                             172,757              158,231
   Less reserve for loan losses                                             (3,291)              (2,763)
                                                                      -------------         ------------
       Net loans                                                           169,466              155,468
 Premises and equipment                                                      4,790                4,120
 Other real estate owned                                                       731                  532
 Other assets                                                                4,824                3,117
                                                                      -------------         ------------

       TOTAL ASSETS                                                       $244,787             $219,055
                                                                      =============         ============

LIABILITIES
 Deposits:
   Non-interest bearing                                                    $13,462               $9,887
   Interest bearing                                                        181,532              169,459
                                                                      -------------         ------------
       Total deposits                                                      194,994              179,346
 Short-term borrowings                                                       5,708                5,283
 Long-term debt                                                             21,289               15,881
 Accrual for investment security purchases                                   1,209                1,000
 Other liabilities                                                           1,412                1,205
                                                                      -------------         ------------
       TOTAL LIABILITIES                                                   224,612              202,715

SHAREHOLDERS' EQUITY
 Preferred stock, par value $1 per share; 2,000,000
   shares authorized, none issued and outstanding
 Common stock, par value $1 per share;
   20,000,000 shares authorized, 1,489,518
   and 1,361,099 issued and outstanding at September 30,
   1997 and December 31, 1996, respectively                                  1,490                1,361
 Surplus                                                                    15,067               13,061
 Retained earnings                                                           3,250                2,013
 Net unrealized gain(loss) on investments
       available-for-sale                                                      368                  (95)
                                                                      -------------         ------------
       TOTAL SHAREHOLDERS' EQUITY                                           20,175               16,340
                                                                      -------------         ------------
       TOTAL LIABILITIES AND
            SHAREHOLDERS' EQUITY                                          $244,787             $219,055
                                                                      =============         ============

THE PEOPLES STATE BANK
STATEMENTS OF INCOME (Unaudited)

                                                                Three months                       Nine months
                                                                ended September 30,                ended September 30,
                                                                1997           1996                1997            1996
                                                                ----           ----                ----            ----
                                                                                ($ in 000's, except per share data)
INTEREST INCOME
 Interest and fees on loans                                           $3,719         $3,191             $10,699          $8,861
 Interest on short term investments                                       47             76                 171             143
 Investment securities:
   Taxable                                                               665            536               2,127           1,588
   Exempt from federal income tax                                        282             12                 508              75
                                                                -------------  -------------       -------------   -------------
                                                                         947            548                2635            1663
                                                                -------------  -------------       -------------   -------------
       TOTAL INTEREST INCOME                                           4,713          3,815              13,505          10,667

INTEREST EXPENSE
 Deposits                                                              2,137          1,962               6,305           5,439
 Interest on borrowed funds                                              347            121                 992             335
                                                                -------------  -------------       -------------   -------------
       TOTAL INTEREST EXPENSE                                          2,484          2,083               7,297           5,774
                                                                -------------  -------------       -------------   -------------
       NET INTEREST INCOME                                             2,229          1,732               6,208           4,893
PROVISION FOR LOAN LOSSES                                                200            150                 500             450
                                                                -------------  -------------       -------------   -------------
       NET INTEREST INCOME AFTER
        PROVISION FOR LOAN LOSSES                                      2,029          1,582               5,708           4,443

OTHER INCOME
 Service charges on deposit accounts                                      82             49                 222             146
 Gain (loss) on sale of loans and securities                              86            (23)                144              35
 Other income                                                            158             57                 354             174
                                                                -------------  -------------       -------------   -------------
       TOTAL OTHER INCOME                                                326             83                 720             355

OTHER EXPENSES
 Salaries and employee benefits                                          755            623               2,184           1,862
 Occupancy expenses                                                       85             76                 235             218
 Furniture and equipment                                                 144            107                 433             325
 Loss (gain) on sale of other real estate                                (43)           (14)                (55)            (37)
 Repossession and collection costs                                        47             40                  64             103
 Other                                                                   417            316               1,156             973
                                                                -------------  -------------       -------------   -------------
       TOTAL OTHER EXPENSES                                            1,405          1,148               4,017           3,444
                                                                -------------  -------------       -------------   -------------

       INCOME BEFORE INCOME TAXES                                        950            517               2,411           1,354
PROVISION FOR INCOME TAXES                                               301            177                 769             440
                                                                -------------  -------------       -------------   -------------

       NET INCOME                                                       $649           $340              $1,642            $914
                                                                =============  =============       =============   =============

PER SHARE DATA (Restated for the seven percent stock dividend paid May 10,1996)

 Net income                                                            $0.43          $0.26               $1.13           $0.72
 Dividends paid                                                         0.10           0.08                0.28            0.23

THE PEOPLES STATE BANK
STATEMENTS OF CASH FLOWS (Unaudited)

                                                                                 Nine months ended September 30,
                                                                                   1997                    1996
                                                                              --------------          ---------------
                                                                                            (in 000's)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

OPERATING ACTIVITIES
Net income (loss) for the year                                                       $1,642                     $914
Adjustments to reconcile net income (loss)
  to net cash provided by (used in) operating activities
   Depreciation and amortization                                                        345                      237
   Provision for loan losses                                                            200                      450
   (Gain) loss on sale of loans and investments                                         (86)                     (35)
   Net amortization (accretion) on investments                                           25                       85
   Net loss(gain) on sale of other real estate owned                                    (43)                      66
   Change in other assets and liabilities                                            (3,625)                     (55)
                                                                              --------------          ---------------
      NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES                                                      (1,542)                   1,662

INVESTING ACTIVITIES
 Net (increase) decrease in investment securities                                   (11,103)                      99
 Net (increase) decrease in loans                                                   (14,198)                 (29,344)

 Capital expenditures                                                                 1,163                      647
                                                                              --------------          ---------------
      NET CASH PROVIDED BY (USED IN)
           INVESTING ACTIVITIES                                                     (24,138)                 (28,598)

FINANCING ACTIVITIES
 Net increase(decrease) in deposits                                                  15,648                   24,973
 Net increase(decrease) in borrowed funds                                             5,833                    1,672
 Dividends paid                                                                        (405)                    (303)
 Proceeds from issuance of common stock                                               2,135                    1,928
                                                                              --------------          ---------------
      NET CASH PROVIDED BY (USED IN)
        FINANCING ACTIVITIES                                                         23,211                   28,270
                                                                              --------------          ---------------
      NET INCREASE (DECREASE) IN CASH
        AND CASH EQUIVALENTS                                                         (2,469)                   1,334

Cash and cash equivalents at beginning of year                                        7,261                    5,660
                                                                              --------------          ---------------
Cash and cash equivalents at end of period                                           $4,792                   $6,994
                                                                              ==============          ===============

THE PEOPLES STATE BANK
STATEMENTS OF SHAREHOLDERS' EQUITY (Unaudited)

                                                                    Common                         Retained        Unrealized
                                                     Shares          Stock          Surplus        Earnings           Loss
                                                     ------          -----          -------        --------           ----
                                                         ($ in 000's, except number of shares)

BALANCE AT JANUARY 1, 1996                        1,153,523           1,154           9,906           2,458             78

Stock dividend                                       81,392              81           1,251          (1,332)

Stock issuance                                       99,431              99           1,492

Stock issued through Dividend
   Reinvestment and Stock Purchase Plan              26,754              27             412

Net income                                                                                            1,352

Net unrealized gain(loss) on investments
   available-for-sale                                                                                                 (173)

Cash dividends                                                                                         (465)
                                                ---------------------------------------------------------------------------


BALANCE AT DECEMBER 31, 1996                      1,361,100           1,361           13,061          2,013            (95)

Stock issuance                                      107,752             108            1,643

Stock issued through Dividend
   Reinvestment and Stock Purchase Plan              20,666              21              363

Net income                                                                                            1,642

Net unrealized gain(loss) on investments
   available-for-sale                                                                                                  463

Cash dividends                                                                                         (405)
                                                ---------------------------------------------------------------------------

BALANCE AT SEPTEMBER 30, 1997                     1,489,518          $1,490          $15,067         $3,250           $368
                                                ===========================================================================


THE PEOPLES STATE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 1997

NOTE A--BASIS OF PRESENTATION

In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report for the year ended December 31, 1996.

The Bank paid interest and income taxes of $6,299,000 and $750,000 for the first nine months of 1997; $4,920,000 and $235,000 the first nine months of 1996, respectively.

NOTE B--NON-PERFORMING LOANS (in 000's)

Information with respect to non-accrual loans, other loans contractually past due ninety days or more as to interest or principal payments and restructured loans are as follows:

                                       September 30,        December 31,
                                           1997                 1996
                                       -------------        ------------
      Non-accrual loans                    $1,857              $1,844

      Accruing loans past due
       90 days or more                          -                  41

      Restructured loans                      527                 277
                                           ------              ------

      Total non-performing loans            2,384               2,162

      Other real estate owned                 731                 532
                                           ------              ------

      Total non-performing assets          $3,115              $2,694
                                            =====               =====

Non-accrual loans are those on which the collectibility of the full amount of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. The non-accrual amounts are net of charge downs of $190,000 and $157,000 as of September 30, 1997 and December 31, 1996, respectively. Interest on non-accrual loans is recognized only as received or at a reduced rate.

Restructured loans are those whereby a debtor was granted a concession in the interest rate or a concession in other terms of the original loan agreement due to the financial difficulties of the debtor.

SUPPLEMENTAL INFORMATION-UNAUDITED
AVERAGE BALANCE SHEETS, INTEREST, AND INTEREST RATES
($ IN 000'S)

                                             Quarter ended                                      Quarter ended
                                             September 30, 1997                                 September 30, 1996
                                             ------------------------------------------         ----------------------------------
                                              Average                         Yield/            Average                   Yield/
Interest earning assets:                      Balance         Interest         Rate             Balance      Interest       Rate
                                              --------        ---------        -----            --------     ---------      -----
    Loans                                     $167,246          $3,719         8.89%            $149,471       $3,191       8.54%
    Investments: Taxable                        39,223             665         6.78%              33,457          536       6.41%
                 Tax Exempt                     19,555             282         5.77%                 819           12       5.86%
    Short-term Investments                       3,392              47         5.54%               5,829           76       5.22%
                                             ---------       ---------      --------           ---------      -------     -------
       Total                                   229,416           4,713         8.22%             189,576        3,815       8.05%
       Tax Exempt Adjustment                                       153                                             13
                                                             ---------                                        -------
                                                                 4,866         8.48%                            3,828       8.08%
Non-Interest earning assets:
    Cash and Due from Banks                      4,401                                             3,576
    Premises and equipment                       4,689                                             4,201
    Other assets                                 4,575                                             2,886
    Less Reserve for losses                     (3,102)                                           (2,564)
                                             ---------                                         ---------
       Total                                  $239,979                                          $197,675
                                              ========                                          ========

Interest Bearing Liabilities:
    Savings deposits                           $71,040            $579         3.26%             $57,804         $495       3.43%
    Time deposits                              111,876           1,558         5.57%             106,982        1,467       5.49%
    Short-term borrowings                        3,254              41         5.04%               2,254           27       4.79%
    Long-term debt                              21,016             306         5.82%               5,888           94       6.39%
                                             ---------       ---------      --------           ---------      -------     -------
       Total                                   207,186           2,484         4.80%             172,928        2,083       4.82%

Non-interest bearing deposits:
    Demand deposits                             11,753                                             9,080
    Other                                        1,462                                             1,145
    Shareholders' equity                        19,578                                            14,522
                                             ---------                                         ---------
                                              $239,979                                          $197,675
                                              ========                                          ========

Net Interest Earnings                                           $2,229                                         $1,732
                                                                ======                                         ======

Net Annualized Yield On Earning Assets                                         3.89%                                        3.65%
                                                                               =====                                        =====

     Tax Equivalent Yield                                       $2,382         4.15%                           $1,745       3.68%
                                                                ======         =====                           ======       =====

                                                Year ended
                                                December 31,1996
                                                ----------------------------------------
                                                Average                        Yield/
Interest earning assets:                        Balance        Interest         Rate
                                                --------       ---------        ----
    Loans                                       $142,116        $12,152         8.55%
    Investments: Taxable                          35,394          2,233         6.31%
                 Tax Exempt                        1,327             77         5.80%
    Short-term Investments                         4,233            220         5.20%
                                                --------      ---------    ----------
       Total                                     183,070         14,682         8.02%
       Tax Exempt Adjustment                                         55
                                                              ---------
                                                                 14,737         8.05%
Non-Interest earning assets:
    Cash and Due from Banks                        3,169
    Premises and equipment                         4,083
    Other assets                                   2,968
    Less Reserve for losses                       (2,543)
                                                --------
       Total                                    $190,747
                                                ========

Interest Bearing Liabilities:
    Savings deposits                             $53,398         $1,778         3.33%
    Time deposits                                104,000          5,670         5.45%
    Short-term borrowings                          2,086            102         4.89%
    Long-term debt                                 6,971            431         6.18%
                                                --------      ---------    ----------
       Total                                     166,455          7,981         4.79%

Non-interest bearing deposits:
    Demand deposits                                8,680
    Other                                            929
    Shareholders' equity                          14,683
                                                --------
                                                $190,747
                                                ========

Net Interest Earnings                                            $6,701
                                                                 ======

Net Annualized Yield On Earning Assets                                          3.66%
                                                                                =====

     Tax Equivalent Yield                                        $6,756         3.69%
                                                                 ======         =====

Part I - Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS

FINANCIAL CONDITION
-------------------

The Bank's financial condition can be examined in terms of developing trends in its sources and uses of funds. These trends are the result of both external environmental factors, such as changing economic conditions, regulatory changes and competition, and internal environmental factors such as Management's evaluation as to the best use of funds under these changing conditions.

                                        Balance           Increase (Decrease)
                                  September 30, 1997   since December 31, 1996
                                  ------------------   -----------------------
                                       (in 000's)
FUNDING SOURCES:                                        Amount           %
                                                        ------           -
Deposits and borrowed funds:

 Non-interest bearing                   $ 13,462        $ 3,575        36.2%
 Interest bearing                        181,532         12,073         7.1
                                        --------        -------
      Total deposits                     194,994         15,648         8.7

Borrowed funds                            26,997          5,833        27.6
Other liabilities                          2,621            416        18.9
Shareholders' equity                      20,175          3,835        23.5
                                        --------        -------       -----
   TOTAL SOURCES                        $244,787        $25,732        11.8%
                                        ========        =======       =====
FUNDING USES:

Interest earning assets:

 Short term investments                 $     55        $   (54)      (49.5)
 Investment securities                    60,184         11,627        23.9%
 Loans, and mortgage loans held
   for sale                              172,757         14,526         9.2
                                        --------        -------

    Total interest earning assets        232,996         26,099        12.6
Other assets                              11,791           (367)       (3.0)
                                        --------        -------       -----
    TOTAL USES                          $244,787        $25,732        11.8%
                                        ========        =======       =====

FUNDING SOURCES

Total deposits increased $15.7 million or 8.7% for the first nine months of 1997 as a result of an aggressive money market savings deposit campaign and certificates of deposit promotions to fund the bank's strong loan demand and a municipal bond buying program. Also, due to the strong loan demand, borrowed funds increased $5.8 million or 27.6% since yearend 1996.

Other liabilities increased $.4 million or 18.9% from the yearend 1996 balances as a result of the reduced accrual for investment purchases at June 30, 1997 versus yearend 1996. The increase in shareholders' equity of $3.8 million or 23.5% is a result of the nine months earnings of $1.6 million and an unrealized gain on investments available-for-sale of $.5 million. In addition, a private placement of 100,000 shares of common stock was completed in the first quarter of 1997 which raised $1.7 million in new capital and dividends paid equalled dividends reinvested into new shares of PSB stock for the first nine months of 1997.

FUNDING USES

Short term investments remained at a low level to due the municipal buying program and strong loan demand. Investment securities increased $11.6 million or 23.9% from yearend 1996 due to a municipal bond buying program implemented in 1997.

Loans and mortgage loans held-for-sale increased $14.5 million or 9.2% for the quarter ended September 1997. This gain was net of a $4.2 million seasoned mortgage loan sale during the third quarter. Other assets decreased $.4 million or 3.0% from the yearend 1996 balances which included a decrease of $2.4 million in cash and due from banks.

In summary, total assets increased $25.7 million or 11.8% in the first nine months of 1997. This represents annualized growth of nearly 15.7% per year and it is expected that the bank will maintain this rate of growth for the remainder of 1997.


RESULTS OF OPERATIONS

THIRD QUARTER 1997 COMPARED TO THIRD QUARTER 1996

Total interest income increased $898,000 or 23.5% for the third quarter of 1997 compared to the same period in 1996 while total interest expense increased $401,000 or 19.3% for the same period. The resulting increase in net interest income was $497,000 or 28.7% for the quarter ending September 30, 1997 compared to the same quarter in 1996.

Interest and fees on loans increased $528,000 or 16.6% as a result of the substantial increase in outstanding loan balances. Interest income on investment securities increased $399,000 or 72.8% due to the increase in average outstanding balances thereon. The provision for loan losses was $200,000 for the third quarter of 1997 compared to $150,000 for the third quarter of 1996. Management's loan review procedures continue to assess the adequacy of the loan loss reserve balance which considers the status of all non-performing loans.
The ratio of loan loss reserve balance to loans was at 1.90% at September 30, 1997 versus 1.75% at year end 1996. The ratio of loan loss reserves balance to nonperforming loans was at 138.0% versus 127.8% at yearend 1996.

Net interest income after provision for loan losses increased $447,000 or 28.3% in the third quarter of 1997 compared to the same period in 1996.

Other income exclusive of security gains (losses) increased $134,000 or 126.4% due primarily to increased credit insurance commissions and gross fees on debit card and automated teller machines (ATM's). Gains on sale of loans and securities was $109,000 greater for the quarter ended September 1997 due to a seasoned mortgage loan sale of approximately $4.2 million in outstanding balances.

Total other expenses increased $257,000 or 22.4% in the third quarter of 1997 compared to the third quarter of 1996. The primary components of the changes were increased salaries and employee benefits of $132,000 or 21.2%, increased occupancy and furniture and fixtures of $46,000 and other expenses of $108,000. The primary reason for these increases is directly attributed to the annualized effect of the new office locations and increased expenses relating to the ATM network.

Income before income taxes increased $433,000 or 83.8% for the third quarter ended 1997 compared to 1996.

The provision for income taxes increased $124,000 as a direct result of the increased pre-tax income in the third quarter of 1996.

Net income increased $309,000 or 90.9% to $649,000 versus $340,000 for the third quarter 1997 and 1996 respectively, and earnings per share was $.43 and $.26 or an increase of 65.4% for the respective periods.


FIRST NINE MONTHS 1997 COMPARED TO FIRST NINE MONTHS 1996
---------------------------------------------------------

Total interest income increased $2,838,000 or 26.6% for the first nine months of 1997 compared to the same period in 1996. Total interest expense increased $1,523,000 or 26.4% for the same comparable periods. The resulting increase in net interest income was $1,315,000 or 26.9%.

Interest and fees on loans increased $1,838,000 or 20.7% as a result of the 9.2% year to date increase in loan outstandings and improved loan yields compared to the first nine months of 1996. Interest on investment securities increased $972,000 or 58.5% as a direct result of higher average investment balances primarily due to the tax-free municipal bond buying program. The increase in interest expense is also attributable to the overall higher deposit levels.

The provision for loan losses increased to $500,000 from $450,000 in the first nine months of 1997 and 1996 as a result of Management's continued loan review and reserving procedures. As of June 30, 1997, the Bank had net recoveries of $28,000 versus net charge-offs of $143,000 for all of 1996. As a result the reserve for loan losses increased $528,000 to $3,291,000.

Net interest income after provision for loan losses increased $1,265,000 or 28.5% for the first nine months of 1997 compared to the same period in 1996.

Other income exclusive of gains on loans and security sales increased $256,000 or 80.0%. Other income increased $180,000 or 103.5% due to the credit insurance commissions, gross revenues on debit cards and ATM machines and mortgage fee income on sold loans. Service fees on deposit accounts increased $76,000 or 52.1% primarily due to the overall increase in the number of transaction accounts.

Total other expenses increased $573,000 or 16.6% for the first nine months of

1997 compared to the first nine months of 1996. The primary component of the changes were salaries and employee benefits of $322,000 or 17.3% due to increased lending personnel and new staff at new branch locations.

Occupancy and furniture and fixtures (combined) increased $125,000 or 23.0% due to the new branch office locations. Net expenses relating to losses (gains) on other real estate and repossession and collection costs (combined) decreased $57,000 or 86.4% for the first nine months of 1997 versus 1996. Other expenses increased $183,000 or 18.8% for the respective periods.

The provision for income taxes increased $329,000 or 74.8% as a direct result of the $1,057,000 or 78.1% increase in pre-tax income for the first nine months of 1996 versus 1995.

Net income was $1,642,000 or $1.13 per share and $914,000 or $.72 per share or an increase of 56.9% for the first nine months of 1997 and 1996, respectively.


LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT
--------------------------------------------------

The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

Marketable investment securities, maturing in one year or less, and other liquid assets such as cash and due from banks, federal funds sold and mortgage loans held for sale total $4.8 million versus $7.3 million at year end 1996. Maturing loans and repayments are also sources of liquidity.

Historically, the overall liquidity of the Bank has been enhanced by a large concentration of core deposits and a very stable economic environment in the market in which the Bank operates. In recent years, there has been a significant change in the deposit base in that less stable short-term funding sources, such as money market funds and money market certificates, have been
used more extensively.   However, the Bank maintains the ability to acquire
large denomination time deposits and short term borrowings in volatile financial markets, a key to assuring liquidity. In addition, as a member of the Federal Home Loan Bank (FHLB), the bank had borrowing capacity, as of June 1997 of approximately $62.5 million assuming additional purchases of FHLB stock of approximately $3.0 million. This is another significant source of long and short-term liquidity.

Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed rate loans. Similarly, time deposits over $100,000, the FDIC-insured super NOW funds and money market certificates are much more interest sensitive than passbook savings accounts and long-term certificates of deposits. The shorter term interest rate sensitivities are the key to measurement of the interest sensitivity gap, or excess interest bearing liabilities over interest earning assets.

The following table shows the approximate interest sensitivity gaps for several different time intervals taking into consideration the estimated paybacks on loans. As of the most recent quarter-end, interest earning liabilities repricing in the first year exceeded interest bearing assets by $40 million or 17.3% of total earning assets.

PSB Static Gap Analysis

                                                                    % of
                                                          Total     Ending
                                   0-180      181-365     0-365     Earning
                                   Days       Days        Days      Assets
                                   ------     --------    ------    -------
                                              ($ in millions)
Interest earning assets            $   60       $  36     $   96      41.6%
Interest bearing liabilities          106          30        136      58.9
                                   ------       -----     ------    ------

Interest sensitivity gap,
 September 30, 1997                $  (46)      $   6     $  (40)   (17.3)%
                                   ======       =====     ======    ======

Interest sensitivity gap,
 September 30, 1996                $  (25)      $  11     $  (14)    (4.4)%
                                   ======       =====     ======    ======

Interest sensitivity gap,
  December 31, 1996                $  (32)      $   5     $  (27)   (13.2)%
                                   ======       =====     ======    ======

Using this static gap analysis and adjusting for a correlation factor that considers for any given rate change, the extent of a related rate change (by balance sheet category), the adjusted gap position in the one year time period as of September 30, 1997 is $11.6 million negative, well within acceptable levels.

This analysis indicates that Management closely monitors interest rate risk in the asset and liability portfolios. Given the current volatile interest rate environment, a near-balanced gap position is desirable. This enhances a strong earnings pattern for our shareholders with minimal effect of volatile interest rates. Minimizing this gap is a continual challenge in a changing interest rate environment and is one of the primary objectives of the Bank's asset/liability management strategy.

CAPITAL RESOURCES
-----------------

Management closely monitors capital adequacy of Bank. Total assets increased $25,732,000 or 11.8% in the first nine months of 1997. Shareholders' equity increased $3,835,000 or 23.5% in the first nine months of 1997. Shareholders' equity to total assets was 8.24% at June 30, 1997 and 7.46% December 31, 1996. The Bank's capital position is well above the risk based capital mandate of 4.0%.

Item 5.  OTHER INFORMATION


Item 6.  EXHIBITS AND REPORTS ON FORM F-3

     (a) Exhibits:

         Exhibit 11 - Computation of Earnings per Common Share

     (b) Reports on Form F-3:

There were no reports on Form F-3 for the quarter ended September 30, 1997.

Exhibit 11 - Computation of Earnings per Common Share (Unaudited)



                            THE PEOPLES STATE BANK

                                   Three                        Nine
                                Months Ended                Months Ended
                                September 30                September 30
                                ------------                ------------
                               1997      1996              1997      1996
                               ----      ----              ----      ----
                                    (in 000's except per share data)
PRIMARY
Income applicable to
 common shares                 $ 649     $ 340            $1,642     $ 914
                               =====     =====             =====     =====

Shares

Weighted average number of
 common shares outstanding(1)  1,495     1,290            1,454     1,261
                               =====     =====            =====     =====
Primary earnings per common
 share                        $  .43     $ .26           $ 1.13     $ .72
                               =====     =====            =====     =====


(1) Restated to reflect the seven percent stock dividend paid May 10, 1996.